Exhibit 5.1

July 16, 2024

NextPlat Corp

3250 Mary St., Suite 410

Coconut Grove, FL 33133

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NextPlat Corp, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 20, 2024, as amended through the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Merger Agreement and Plan of Reorganization, dated April 12, 2024 filed as Exhibit 2.1 to the Registration Statement (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Progressive Care LLC, a Nevada limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Progressive Care Inc., a Delaware corporation (“Progressive Care”), pursuant to which Progressive Care would merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company (the time that the Merger becomes effective being referred to as the “Effective Time”).

At the Effective Time, among other things, each issued and outstanding share of Progressive Care Common Stock, par value $0.001 per share, will be converted into 1.4865 shares of duly authorized, validly issued, fully paid and nonassessable common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”).

The Registration Statement relates to the registration of the offer and sale of up to 6,744,503 shares of NextPlat Common Stock to be issued to the equity holders of Progressive Care in connection with the Merger (the “Consideration Shares”).

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, (iii) resolutions of the Board of Directors of the Company relating to, among other matters, approval of the Business Combination Agreement, the issuance of the Consideration Shares, and the filing of the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.         The Consideration Shares to be issued pursuant to the Business Combination Agreement have been duly authorized by all necessary corporate action of the Company.

2.         Upon the issuance and delivery of the Consideration Shares in the manner contemplated by the Business Combination Agreement, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Consideration Shares pursuant to the terms of the Business Combination Agreements, including, without limitation, the Consideration Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A.         The foregoing opinions are limited to the Federal law of the United States and Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect), and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus contained in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus to be disseminated pursuant to the Registration Statement following the effective date of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP

ArentFox Schiff LLP